Exhibit 99.2

Z Holdings Corporation President, Representative Director and CEO Kentaro Kawabe LINE Corporation Representative Director, President and CEO Takeshi Idezawa Business Integration between Z Holdings Corporation and LINE Corporation

＜ Before ＞ ＜ Before ＞

Listed on TSE First S ection New ＜ Before ＞ ＜ Before ＞ ＜ After ＞

Listed on TSE First Section New Business Integration on an Equal Footing ＜ Before ＞ ＜ Before ＞ ＜ After ＞

Make our users’ lives convenient to a surprising ( ! ) extent Improving Ourselves Through Friendly Rivalry

©JRFU To be the greatest One Team

Aim to become the AI TECH COMPANY that leads the world from Japan/Asia

Why?

Strong sense of urgency and great ambition

China Global Tech Giants North America

ZHD+LINE U.S. Co. A U.S. Co. B U.S. Co. C Chinese Co. A Chinese Co. B Market capitalization (billions of yen) 3,000 98,000 61,000 98,000 51,000 44,000 Operating income (billions of yen) 160 2,900 2,700 1,400 900 1,600 R&D expenses (billions of yen) 20 2,400 1,100 3,200 600 400 Employees (thousands of people) 19 99 36 647 102 54 Significant Gap in Scale ※ Based on FY18 earnings materials of each company. Market cap as of 11/4/2019 ( US time ）（ FX rate: US$1=JPY110 ）

a nd the list goes on... Technology can solve still more c hallenges in the Japanese society Productivity Workforce Natural disasters

Great Ambition

S olve social issues and p rovide the best user experience to people in Japan

Also provide the best user experience in Asia from Japan

Become the AI TECH COMPANY that leads the world from Japan/Asia

Synergies through the Business Integration

Synergies: User Base Monthly users (164 mil. ） Business Clients (companies) Apx. 3.5 mil. Monthly users 67.43 mil. Business Clients (companies) Over 3 mil. ※ 1 ： Nielsen 「 TOPS OF 2018: DIGITAL IN JAPAN Top 10 Total numbers of digital users in Japan 」 ※ 2 ： As of the end of September 2019 ※ 3 ： Sum of numbers of business clients of major services including: Yahoo ! JAPAN advertisement clients, Yahoo! Shopping online stores , PayPay participant stores and Askul monthly active business users ※ 4 ： Sum of LINE official accounts and LINE@ accounts

Global (LINE ) Over 230 countries and regions 185 million Monthly users 50 million users registered on LINE Pay Global Bank business Preparing in 4 key countries

Synergies: Services Media/advertisement AI Contents Commerce/O2O Fintech/finance

Synergies: Group

Synergies: Human Resources Apx. 20,000 people

Synergies: Annual Investment Apx. 100 bil. yen

Strategic Investment Areas Communication Fintech Advertisement Commerce / O2O Media/contents

Agrressive Medium - to Long - Term Investments in AI to Create New Value Communication Fintech Media/contents Advertisement Commerce/O2O AI Disaster prevention Education Urban design/ Smart city Workstyle Smart Mobility

Privacy Protection and Cybersecurity of the Companies • Data created by users belongs to users • Data maintained based on Japanese laws and regulations • Data protected using sophisticated cybersecurity technologies

Become the AI TECH COMPANY that leads the world from Japan/Asia

Management Structure

Listed on TSE First Section New General shareholders 50% 50% ＜ BOD composition ＞  Internal Directors ： 6 - From ZHD ： 3 - From LINE ： 3  Independent outside directors ： 4 JV （ Mobile ） Consolidated Structure After the Business Integration (scheduled)

Management Structure of New Z Holdings After the Business Integration (scheduled) President , Representative Director and Co - CEO Kentaro Kawabe Representative Director and Co - CEO Takeshi Idezawa

Timeline for the Business Integration (scheduled) October 2020 (target) Complete Business Integration Various applications, examination and other procedures January through September 2020 Today Executed MOU End of 2019 to beginning of 2020 (target) Execution of the Definitive Agreement

To be the greatest One Team that fills the world with surprises and excitement

Become the AI TECH COMPANY that leads the world from Japan/Asia

Forward-Looking Statements

This document contains forward-looking statements with respect to Z Holdings's and LINE's current plans, estimates, strategies and beliefs, including, without limitation, the statements made concerning the Proposed Offer and the Proposed Transaction. Forward-looking statements include, but are not limited to, those statements using words such as "anticipate," "believe," "continues," "expect," "estimate," "intend," "project," "aim," "plan," "likely to," "target," "contemplate," "predict," "potential" and similar expressions and future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may," or similar expressions generally intended to identify forward-looking statements. These forward-looking statements are based on information currently available to Z Holdings and LINE, speak only as of the date hereof and are based on their respective current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond their control. As a consequence, current plans, anticipated actions and future financial position and results of operations may differ significantly from those expressed in any forward-looking statements in this document. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented and neither Z Holdings nor LINE intends to update any of these forward-looking statements. Risks and uncertainties that might affect Z Holdings, LINE, the Proposed Offer or the Proposed Transaction include, but are not limited to, those relating to:

- whether Z Holdings, LINE, SoftBank and Naver will be able to agree on the terms of the Proposed Transaction;
- whether the terms of the Proposed Transaction that are ultimately agreed among Z Holdings, LINE, SoftBank and Naver will be consistent with the terms described in this document;
- whether the Proposed Offer will be commenced or will close;
- the timing of the Proposed Offer;
- obtaining the requisite consents to the Proposed Offer and the Proposed Transaction, including, without limitation, the risk that a regulatory approval that may be required for the Proposed Transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated;
- whether the conditions for the Proposed Offer and the Proposed Transaction will be satisfied or waived;
- the possibility that, prior to the completion of the Proposed Transaction, Z Holdings and LINE's businesses and their relationships with employees, collaborators, vendors and other business partners may experience significant disruption due to transaction-related uncertainty;
- shareholder litigation in connection with the Proposed Offer or the Proposed Transaction potentially resulting in significant costs of defense, indemnification and liability; and
- the risks and uncertainties pertaining to Z Holdings and LINE's businesses, including in LINE's case those detailed under "Risk Factors" and elsewhere in LINE's public periodic filings with the SEC, as well as those detailed in the tender offer materials that may be filed by SoftBank and Naver, the Solicitation / Recommendation Statement that may be filed by LINE, and the Transaction Statement that may be filed, all in connection with the Proposed Offer or the Proposed Transaction if they are commenced.

Additional Information for US Investors In the United States, LINE will file a Solicitation/Recommendation Statement with the U.S. Securities and Exchange Commission (the “SEC”) on Schedule 14D - 9 following commencement of a tender offer for securities of LINE within the meaning of Rule 14d - 2 under the Securities Exchange Act of 1934. Holders of the securities of LINE that are subject to any such tender offer are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D - 9 and other related documents filed by LINE will be available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by the bidders in any such tender offer, including a Tender Offer Statement on Sc hed ule TO, will also be available free of charge on the SEC’s website. The respective financial advisors of SoftBank, NAVER or LINE as well as the tender offer agent(s) (including their affiliates) may, in the ordinary course of their business, engage in the purchase of the common shares of LINE, or act in preparation for such purchase, for their own account or for their customers’ account before or during the purchase period for the Joint Tender Offer (the “Tender Offer Period”) in accordance wit h the requirements of Rule 14e - 5(b) under the U.S. Securities Exchange Act of 1934 and to the extent permitted under Japanese financial instruments and exchange regulations and other applicable laws and ordinances. If any information concerning such purchase is disclosed in Japan, the re levant financial advisor or tender offer agent who conducted such purchase will disclose such information on its English website (or by any ot her means of public disclosure).